Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

August 10, 2022

Cyclerion Therapeutics, Inc.
245 First Street, 18th Floor
Cambridge, Massachusetts 02142

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Cyclerion Therapeutics, Inc., a Massachusetts corporation (the “Company”), in connection with its filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof.

The Registration Statement relates to the offer and sale by the Company of up to 2,088,988 shares (the “2019 Incentive Plan Shares”) of the Company’s common stock, no par value per share (“Common Stock”), issuable under the Company’s 2019 Equity Incentive Plan (the “2019 Incentive Plan”) and up to 522,247 shares (together with the 2019 Incentive Plan Shares, the “Shares”) of Common Stock issuable under the Company’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”).

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

The opinions expressed below are limited to the internal laws of the Commonwealth of Massachusetts.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares are issued against the Company’s receipt of the consideration therefor in accordance with the terms of the 2019 Incentive Plan or the 2019 ESPP, as applicable, and the awards thereunder, the Shares will be validly issued, fully paid and non-assessable.

Cyclerion Therapeutics, Inc.
August 10, 2022

This opinion is to be relied upon only in connection with the offer and sale of the Shares while the Registration Statement and any and all required post-effective amendments thereto are effective.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to applicable provisions of the Securities Act.  This opinion may not be used, quoted, relied upon or referred to for any other purpose, nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, in each case without our prior written consent.

We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

FOLEY HOAG llp

By:	/s/ John D. Hancock
a Partner